Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chavant Capital Acquisition Corp.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4MEF of our report dated March 31, 2023, relating to the financial statements of Chavant Capital Acquisition Corp., which are included in the Proxy Statement/Prospectus on Form S-4 (No. 333-271197) and incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus constituting a part of Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-271197) incorporated by reference in this Registration Statement.

/s/BDO USA, P.C.

New York, New York

November 30, 2023